Exhibit 99.1
PACKAGING CORPORATION OF AMERICA REPORTS RECORD FIRST QUARTER 2011 RESULTS
Lake Forest, IL, April 18, 2011 — Packaging Corporation of America (NYSE: PKG) today reported record first quarter net income of $37 million, or $0.37 per share. Reported results include after-tax, non-cash charges totaling $2 million, or $0.02 per share, from asset disposals related to major energy projects. Reported results for the first quarter of 2010 were $19 million, or $0.19 per share, which included income of $9 million, or $0.09 per share, from alternative fuel mixture tax credits and asset disposal charges of $3 million, or $0.02 per share. Net sales were a first quarter record $630 million, up 14% compared to first quarter 2010 net sales of $551 million.
Excluding asset disposal charges, net income was $39 million, or $0.39 per share, compared to first quarter 2010 net income, excluding fuel credits and asset disposal charges, of $12 million, or $0.12 per share. This $0.27 per share increase in earnings was driven by higher containerboard and corrugated products price and mix ($0.35) and volume ($0.06). These increases were partially offset by lost volume and higher costs from severe weather ($0.02), and increased costs for transportation ($0.03), chemicals ($0.03), medical and worker’s compensation ($0.02), incentive compensation ($0.02), and labor ($0.02).
Total corrugated products shipments were up 3.1% compared to last year’s first quarter, and outside sales of containerboard were up 1.0%. Containerboard production was 602,000 tons, up 33,000 tons over the first quarter of 2010. PCA ended the quarter with its containerboard inventories down about 8,000 tons below 2010 year-end levels.
Commenting on the first quarter, Mark W. Kowlzan, Chief Executive Officer of PCA, said, “We achieved record earnings despite severe weather issues and two annual maintenance outages. These earnings were driven by higher prices, strong corrugated products volume and highly productive mill operations. Our corrugated products shipments were the highest since our record first quarter 2006 shipments, and in March, we set an all-time monthly shipments record. These strong results were partially offset by continuing cost inflation, particularly for chemicals and transportation.”
“Looking ahead,” Mr. Kowlzan added, “we will complete the bulk of our annual maintenance and major capital project work in the second quarter which will result in production losses totaling 39,000 tons, or 17,000 tons higher than the first quarter. The higher production losses will also result in higher outage related costs, including repairs. Costs for chemicals, transportation and energy are also expected to increase. Corrugated products shipments are expected to increase and energy usage will be lower with warmer weather. Considering these items, we currently expect second quarter earnings of about $0.35 per share.”
PCA is the fifth largest producer of containerboard and corrugated packaging products in the United States with sales of $2.44 billion in 2010. PCA operates four paper mills and 68 corrugated products plants in 26 states across the country.

CONTACT:
Barbara Sessions
Packaging Corporation of America
INVESTOR RELATIONS: (877) 454-2509
PCA’s Website: www.packagingcorp.com
Conference Call Information:

WHAT:	Packaging Corporation of America’s 1st Quarter 2011 Earnings
Conference Call

WHEN:	Tuesday, April 19, 2011
10:00 a.m. Eastern Time

NUMBER:	(866) 219-5268 (U.S. and Canada) or (703) 639-1120 (International)
Dial in by 9:45 a.m. Eastern Time
Conference Call Leader: Mr. Mark Kowlzan

WEBCAST:	http://www.packagingcorp.com

REBROADCAST DATES:	April 19, 2011 2:00 p.m. Eastern Time through
May 11, 2011 11:59 p.m. Eastern Time

REBROADCAST NUMBER:	(888) 266-2081 (U.S. and Canada) or (703) 925-2533 (International)
Passcode: 1523611
Some of the statements in this press release are forward-looking statements. Forward-looking statements include statements about our future earnings and financial condition, our industry and our business strategy. Statements that contain words such as “ will”, “should”, “anticipate”, “believe”, “expect”, “intend”, “estimate”, “hope” or similar expressions, are forward-looking statements. These forward-looking statements are based on the current expectations of PCA. Because forward-looking statements involve inherent risks and uncertainties, the plans, actions and actual results of PCA could differ materially. Among the factors that could cause plans, actions and results to differ materially from PCA’s current expectations include the following: the impact of general economic conditions; containerboard and corrugated products general industry conditions, including competition, product demand and product pricing; fluctuations in wood fiber and recycled fiber costs; fluctuations in purchased energy costs; the possibility of unplanned outages or interruptions at our principal facilities; and legislative or regulatory requirements, particularly concerning environmental matters, as well as those identified under Item 1A. Risk Factors in PCA’s Annual Report on Form 10-K for the year ended December 31, 2010 filed with the Securities and Exchange Commission and available at the SEC’s website at “www.sec.gov”.

Packaging Corporation of America
Consolidated Earnings Results
Unaudited

	Three Months Ended March 31,
(in millions, except per share data)	2011	2010

Net sales	$629.5	$550.7
Cost of sales	(496.4)	(463.9)

Gross profit	133.1	86.8
Selling and administrative expenses	(47.9)	(44.3)
Corporate overhead	(15.6)	(12.6)
Other income (expense), net	(3.7)	3.7

Income before interest and taxes	65.9	33.6
Interest expense, net	(6.9)	(8.7)

Income before taxes	59.0	24.9
Provision for income taxes	(21.6)	(5.7)

Net income	$37.4	$19.2

Earnings per share:
Basic	$0.37	$0.19

Diluted	$0.37	$0.19

Basic common shares outstanding	100.7	101.9
Diluted common shares outstanding	101.9	102.9

Supplemental financial information:
Cash balance	$173.0	$197.6
Capital spending	$64.7	$63.1

Packaging Corporation of America
Reconciliation of Non-GAAP Financial Measures (1)
Unaudited

	Three Months Ended March 31,
	2011		2010
(in millions, except per share data)	Net Income	EPS	Net Income	EPS

As reported	$37.4	$0.37	$19.2	$0.19

Special items:
Alternative fuel mixture tax credits (2)	—	—	(9.2)	(0.09)
Asset disposal charges/closure costs (3)	2.1	0.02	2.5	0.02

Total special items	2.1	0.02	(6.7)	(0.07)

Excluding special items	$39.5	$0.39	$12.5	$0.12

Notes to Reconciliation of Non-GAAP Financial Measures

(1)	Net income and earnings per share excluding special items are non-GAAP financial measures. The after-tax effect of special items are excluded as management considers such items to be unusual in nature. Management uses these measures to focus on PCA’s on-going operations and believes that it is useful to investors because it enables them to perform meaningful comparisons of past and present operating results.

(2)	Represents additional income from the 2009 alternative fuel mixture tax credits.

(3)	Represents charges from asset disposals related to major energy projects and, additionally for 2010 only a plant closure.